Exhibit 10 (e)

SECOND AMENDMENT TO
INDUSTRIAL LEASE AGREEMENT

THIS SECOND AMENDMENT TO INDUSTRIAL LEASE AGREEMENT (this "Amendment") is made this 29th day of June, 2007, by and between L/S 26TH STREET SOUTH, LP, a Delaware limited partnership (Assignee of Liberty Property/Synterra Limited Partnership, a Pennsylvania limited partnership ("Liberty/Synterra")), as Landlord, and TASTY BAKING COMPANY, a Pennsylvania corporation, as Tenant.

W I T N E S S E T H:

WHEREAS, Liberty/Synterra and Tenant entered into that certain Industrial Lease Agreement dated May 8, 2007, as amended by that certain First Amendment to Industrial Lease Agreement dated June 7, 2007 (collectively, the "Lease") for an approximately 25 acre lot located within the Navy Yard, Philadelphia, Pennsylvania, as more particularly described in the Lease;

WHEREAS, Liberty/Synterra assigned all of its right, title and interest in and to the Lease to L/S 26th Street South, LP, pursuant to that certain Assignment of Industrial Lease Agreement dated June 22, 2007, and L/S 26th Street South, LP is now the Landlord under the Lease;

WHEREAS, pursuant to Section 30 of the Lease, Landlord and/or Tenant have the right to terminate the Lease if certain conditions are not satisfied or waived within the time periods specified therein; and

WHEREAS, Landlord and Tenant now desire to modify certain conditions in the Lease, as more particularly set forth below.

NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.    Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

2.    The last grammatical sentence of Section 30(a) of the Lease is hereby deleted and restated in its entirety as follows:

    "Accordingly, Landlord may terminate this Lease if the Agreement of Sale is not fully executed by PAID and Landlord on or before July 17, 2007."

3.    The deadlines for the satisfaction of the conditions set forth in Section 30(e)(i) of the Lease (respecting PAID's receipt of an "Invitation to Apply" for not less than $4,000,000.00 in RACP grant funding for the Project or equivalent funding acceptable to Landlord) and 30(e)(iii) of the Lease (respecting the delivery of memoranda from each of the State Caucuses for their respective portions of the RACP grant funding) are hereby extended until July 10, 2007.

4.    The deadlines for the satisfaction of the conditions set forth in Section 30(e)(vii) of the Lease (respecting PAID confirming that Landlord will not be required to construct certain rail improvements), Section 30(e)(viii) of the Lease (respecting the granting of certain easements from PAID to Landlord), Section 30(e)(ix) of the Lease (respecting the satisfaction of certain conditions to Landlord's acquisition of the Land and the Brig Site), Section 30(f)(i) of the Lease (respecting Tenant's receipt of a commitment letter from the Commonwealth for not less than $10,000,000.00 under the Commonwealth's Machinery and Equipment Loan Fund program) and Section 30(f)(ii) of the Lease (respecting Tenant's receipt of a commitment from PIDC to provide not less than $12,000,000.00 in loan financing), are each hereby extended to July 17, 2007.

5.    To the extent that approval of the City Council of Philadelphia is required to obtain the RACP grant or equivalent alternative funding, then in such event (i) the deadline for the satisfaction of the condition set forth in Section 30(e)(ii) of the Lease (respecting the approval of City Council for the RACP grant) is hereby extended until December 31, 2007, and (ii) if all other conditions set forth in Section 30 of the Lease are satisfied or waived, and for any reason the City Council of Philadelphia does not approve the RACP grant, or alternative funding if City Council approval is required for such funding, within the time period specified above, then Landlord and Tenant shall each be responsible for one-half of the contemplated amount of the RACP grant or alternative funding (i.e., $2,000,000.00 for each of Landlord and Tenant) to the extent such funds are not available due to the failure of City Council to give its approval (including the passage of any applicable city ordinance), and the parties shall contribute such funds toward the Project to be applied in the same manner as the RACP grant funds were to have been applied.

6.    Section 30(f)(iv) of the Lease is hereby deleted and restated in its entirety as follows:

"Tenant, Tenant's lenders and PAID and/or PIDC shall have entered into an intercreditor agreement acceptable to the parties thereto, unless the requirement for such agreement is waived by PAID and/or PIDC, as applicable."

Furthermore, the deadline for the satisfaction of the condition set forth in Section 30(f)(iv) of the Lease (as modified by this Amendment) is hereby extended to July 30, 2007.

7.    Landlord hereby waives the condition set forth in Section 30(e)(vi) of the Lease (respecting the commitment of the Commonwealth to fund not less than $1,500,000 in the aggregate under the CBRFA and the RFA).

8.    The parties hereby confirm that the conditions set forth in Sections 30(b), 30(d), 30(e)(iv), 30(e)(v) and 30(f)(iii) of the Lease have been satisfied or waived.

9.    Except as expressly modified by this Amendment, the Lease shall remain in full force and effect in accordance with its terms.  Without limiting the generality of the foregoing, Tenant hereby reaffirms its obligation to reimburse Landlord for certain costs, as set forth in Section 30(i) of the Lease, upon the termination of the Lease for failure of any of the conditions set forth in Section 30 thereof (as such conditions have been modified by this Amendment).

10.    This Amendment may be executed in any number of counterparts, each of which, taken together, shall constitute one and the same instrument.  Faxed or electronically delivered signatures shall be enforceable as original signatures against the party delivering such signature.

(Signatures continued on next page)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment to Industrial Lease Agreement on the date first above written.

                        LANDLORD:

                L/S 26TH STREET SOUTH, LP

                        By:    L/S 26th Street South, LLC, its General Partner

                    By:    Liberty Property/ Synterra Limited Partnership, its Sole Member

                                By:    Liberty Property Philadelphia Navy Yard Limited
                         Partnership, its General Partner

                        By:    Liberty Property Philadelphia Navy
                                                                  Yard Corporation, its General Partner

By:
Name: John S. Gattuso
Title: Senior Vice President

TENANT:

TASTY BAKING COMPANY

By:
Name:
Title: